Exhibit 23.1

Consent of Independent Auditors

The Board of Managers
Genesis HealthCare LLC

We consent to the incorporation by reference in the registration statements (No. 333-171350) on Form S-8 and (Nos. 333-177144 and 333-188696) on Form S-3 of Sabra Health Care REIT, Inc. of our report dated February 28, 2014, with respect to the consolidated financial statements of Genesis HealthCare LLC (the Company) which report appears in the Form 8-K of Sabra Health Care REIT, Inc. dated February 28, 2014.

Our report on the consolidated financial statements contains an explanatory paragraph that states: one of the Company's indirect members obtained a controlling interest of the Company in a business combination accounted for using the acquisition method. As a result of the business combination, the consolidated financial information for the period after the business combination is presented on a different cost basis than that for the periods before the business combination and, therefore, is not comparable.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2014